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                                                                    EXHIBIT 99.5

COMPANY PRESS RELEASE

            BEYOND.COM CORPORATION FILES REGISTRATION STATEMENT FOR AN EXCHANGE OFFER OF 10 7/8% CONVERTIBLE SUBORDINATED NOTES

SANTA CLARA, Calif.--(BUSINESS WIRE)--July 3, 2000--E-commerce services provider Beyond.com(TM) (Nasdaq:BYND - news) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed exchange offer of 10 7/8% Convertible Subordinated Notes due Dec. 1, 2003 for its 7 1/4% Convertible Subordinated Notes due Dec. 1, 2003. The offer allows the company the option of making interest payments in either common stock or cash.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be exchanged or sold, nor may offers to exchange or may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale in any state in which such offer, exchange, solicitation, or sale would be unlawful prior to registration or qualification under the securities act of any such state.

About Beyond.com

Beyond.com(TM) is an e-commerce services provider that builds, manages and markets online stores for businesses. The company also sells software and computer-related products to consumers and U.S. Government agencies. The company's BuyDirect Group provides eStores by Beyond.com, a suite of services that enables software developers, systems OEMs and hardware manufacturers to market and sell over the Internet. Beyond.com's Government Systems Group provides digital distribution of software and related services to a growing list of U.S. Government agencies, including the Bureau of Engraving and Printing
(BEP), Defense Logistics Agency (DLA), Internal Revenue Service (IRS), National Imagery and Mapping Agency (NIMA), Office of Thrift Supervision (OTS) and Patent and Trademark Office (PTO). Beyond.com Corporation trades on the Nasdaq National Market under the symbol ("BYND"). More information on the company can be found in the company's filings with the Securities and Exchange Commission ("SEC").